ADMINISTRATION AGREEMENT

      This Agreement, dated as of the 1st day of August, 1995, made by and between IAA Trust Asset Allocation Fund, Inc. (the "Asset Allocation Fund"), a corporation duly organized and existing under the laws of the state of Maryland, operating as a registered investment company under the Investment Company Act of 1940, as amended (the "Act"), and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

      WHEREAS, the Parties desire to enter into an agreement whereby Fund/Plan will provide certain administration services to the Asset Allocation Fund on the terms and conditions set forth in this Agreement; and

      WHEREAS, Fund/Plan is willing to serve in such capacity and perform such administrative services under the terms and conditions set forth below; and

      WHEREAS, the Asset Allocation Fund will provide all necessary information to Fund/Plan concerning the Fund so that Fund/Plan may appropriately execute its responsibilities hereunder;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

      Section 1. Appointment The Asset Allocation Fund hereby appoints Fund/Plan as administrator and Fund/Plan hereby accepts such appointment.

      Section 2. Duties and Obligations of Fund/Plan

            (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of the Asset Allocation Fund, Fund/Plan shall provide to the Fund all administrative services as set forth in Schedule "A" attached hereto and incorporated by reference in its entirety into this Agreement. In addition to the obligations set forth in Schedule "A", Fund/Plan shall (i) provide its own office space, facilities, equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute the administrative responsibilities of the Asset Allocation Fund.

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
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      (b) So that Fund/Plan may perform its duties under the terms of this
Agreement, the Board of Directors of the Asset Allocation Fund shall direct the officers, investment advisor, distributor, legal counsel, independent accountants and custodian of the Asset Allocation Fund to cooperate fully with Fund/Plan and to provide such information, documents and advice relating to the Asset Allocation Fund as is within the possession or knowledge of such persons provided that no such person need provide any information to Fund/Plan if to do so would result in the loss of any privilege or confidential treatment with respect to such information. In connection with its duties, Fund/Plan shall be entitled to rely, and shall be held harmless by the Asset Allocation Fund when acting in reasonable reliance upon the instruction, advice or any documents as provided by the Asset Allocation Fund to Fund/Plan by any of the aforementioned persons. All fees charged by any such persons shall be deemed an expense of the Asset Allocation Fund.

      (c) Any activities performed by Fund/Plan under this Agreement shall conform to the requirements of:

            (1) the provisions of the Investment Company Act of 1940, as amended (the "Act") and the Securities Act of 1933, as amended, and of any rules or regulations in force thereunder;

            (2) any other applicable provision of state and federal law;

            (3) the provisions of the Articles of Incorporation and By-Laws of the Asset Allocation Fund as amended from time to time;

            (4) any policies and determinations of the Board of Directors of the Asset Allocation Fund; and

            (5) the fundamental policies of the Asset Allocation Fund as reflected in the registration statement under the Act.

      Fund/Plan acknowledges that all records that it maintains for the Asset Allocation Fund are the property of the Asset Allocation Fund and will be surrendered promptly to the Asset Allocation Fund upon written request. Fund/Plan will preserve, for the periods prescribed under Rule 31a-2 under the Act, all such records required to be maintained under Rule 31a-1 of the Act.

      (d) Nothing in this Agreement shall prevent Fund/Plan or any officer thereof from acting as administrator for or with any other person, firm or corporation. While the

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                          and Fund/Plan Services, Inc.
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administrative services supplied to the Asset Allocation Fund may be different than those supplied to other persons, firms or corporations, Fund/Plan shall provide the Asset Allocation Fund equitable treatment in supplying services. The Asset Allocation Fund recognizes that it will not receive preferential treatment from Fund/Plan as compared with the treatment provided to other Fund/Plan clients. Fund/Plan agrees to maintain the records and all other information of the Asset Allocation Fund in a confidential manner and shall not use such information for any purpose other than the performance of Fund/Plan's duties under this Agreement.

      Section 3. Allocation of Expenses All costs and expenses of the Asset Allocation Fund shall be paid by the Asset Allocation Fund including, but not limited to:

            (a)   fees paid to an investment adviser (the "Adviser");
            (b)   interest and taxes;
            (c)   brokerage fees and commissions;
            (d)   insurance premiums;
            (e) compensation and expenses of its Directors who are not affiliated persons of the Adviser;
            (f)   legal, accounting and audit expenses;
            (g) custodian and transfer agent, or shareholder servicing agent, fees and expenses;
            (h) fees and expenses incident to the registration of the shares of the Asset Allocation Fund under Federal or state securities laws;
            (i) expenses related to preparing, setting in type, printing and mailing prospectuses, statements of additional information, reports and notices and proxy material to shareholders of the Asset Allocation Fund;
            (j) all expenses incidental to holding meetings of shareholders and Directors of the Asset Allocation Fund;
            (k) such extraordinary expenses as may arise, including litigation, affecting the Asset Allocation Fund and the legal obligations which the Asset Allocation Fund may have regarding indemnification of its officers and directors; and
            (l) fees and out-of-pocket expenses paid on behalf of the Asset Allocation Fund by Fund/Plan.

      Section 4. Compensation of Fund/Plan. The Asset Allocation Fund agrees to pay Fund/Plan compensation for its services and to reimburse it for expenses incurred and paid by Fund/Plan on behalf of the Asset Allocation Fund, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Asset Allocation Fund and Fund/Plan. The Asset Allocation Fund agrees and understands that Fund/Plan's compensation be comprised of two components, payable on a

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
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monthly basis, as follows:

      (i) A combined asset-based fee subject to a minimum amount will be billed monthly to the Asset Allocation Fund. These fees are to be paid by the Asset Allocation Fund within ten calendar days after receipt of an invoice from Fund/Plan.

      (ii) reimbursement of any out-of-pocket expenses paid by Fund/Plan on behalf of the Asset Allocation Fund, which out-of-pocket expenses will be billed to the Asset Allocation Fund within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Asset Allocation Fund agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

      For the purpose of determining fees payable to Fund/Plan, the value of the Asset Allocation Fund's net assets shall be computed at the times and in the manner specified in the Asset Allocation Fund's Prospectus and Statement of Additional Information then in effect.

      During the term of this Agreement, should the Asset Allocation Fund seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Asset Allocation Fund.

      Section 5. Duration.

      (a) The term of this Agreement shall be for a period of three (3) years, commencing on the date hereinabove first written ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party set forth in (c) below.

      (b) The fee schedule set forth in Schedule "B" attached shall be fixed for three (3) years commencing on the Effective Date of this Agreement.

      (c) After the initial term of this Agreement, the Asset Allocation Fund or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred twenty (120) days after the date of receipt of such notice. Upon the effective termination date, the Asset Allocation Fund shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

      (d) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Asset Allocation Fund by written notice to Fund/Plan in

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
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connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Asset Allocation Fund, transfer all required records and shall cooperate in the transfer of such duties and responsibilities.

      Section 6. Amendment No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by Fund/Plan and the Asset Allocation Fund.

      Section 7. Applicable Law This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

      Section 8. Limitation of Liability.

      (a) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of the Asset Allocation Fund and executed on behalf of the Asset Allocation Fund by the undersigned officer, in that officer's capacity as an officer of the Asset Allocation Fund. The obligations under this Agreement shall be binding upon the assets and property of the Asset Allocation Fund and shall not be binding upon any director, officer or shareholder of the Fund individually.

      (b) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Asset Allocation Fund in connection with the performance of this Agreement that result from willful misfeasance, bad faith or negligence on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

      (c) Any person, even though a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, director, employee or agent of the Asset Allocation Fund, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with Fund/Plan's duties under the Agreement), to be rendering such services to or acting solely for the Asset Allocation Fund and not as a director, officer, employee, shareholder or agent of, or under the control or direction of Fund/Plan even though such person may receive compensation from Fund/Plan.

      (d) Notwithstanding any other provision of this Agreement, the Asset Allocation Fund shall indemnify and hold harmless Fund/Plan, its directors, officers, employees,

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                          and Fund/Plan Services, Inc.
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shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith, (ii) any action taken or omitted to be taken by Fund/Plan in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by Fund/Plan to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instruction of an authorized person of the Asset Allocation Fund or upon the opinion of legal counsel for the Asset Allocation Fund; or (iii) any action taken in good faith or omitted to be taken by Fund/Plan in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.

      (e) Fund/Plan shall give written notice to the Asset Allocation Fund within ten (10) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify the Asset Allocation Fund of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Asset Allocation Fund of any liability arising under this Section or otherwise, unless such failure prejudices the Asset Allocation Fund.

      (f) For any legal proceeding giving rise to this indemnification, the Asset Allocation Fund shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If the Asset Allocation Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

      (g) The terms of this Section 8 shall survive the termination of this Agreement.

      Section 9. Notices. Except as otherwise provided in this Agreement, any

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
                                                              Page 6 of 7 pages.
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notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

If to IAA Trust Asset Allocation Fund, Inc.:                If to Fund/Plan:
--------------------------------------------                ----------------
IAA Trust Asset Allocation Fund, Inc.               Fund/Plan Services, Inc.
808 IAA Drive                                              2 West Elm Street
Bloomington, IL 61702                                 Conshohocken, PA 19428
Attention:   Richard M. Miller                  Attention: Kenneth J. Kempf,
             Vice President                                        President

      Section 10. Severability. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      Section 11. Section Headings. Section and Paragraph headings are for convenience only and shall not be construed as part of this Agreement.

      Section 12. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of seven typewritten pages, together with Schedules "A" and "B" to be signed by their duly authorized officers as of the day and year first above written.

IAA Trust Asset Allocation Fund, Inc.        Fund/Plan Services, Inc.



____________________________________         ___________________________________
By: Gary E. Mede, Vice President             By: Kenneth J. Kempf, President

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
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                                                                    SCHEDULE "A"

                          FUND ADMINISTRATION SERVICES
                                       FOR
                      IAA TRUST ASSET ALLOCATION FUND, INC.

I.    Regulatory Compliance

      A.    Compliance - Federal Investment Company Act of 1940
            1.    Review, report and renew
                  a.    Investment advisory contracts
                  b.    Fidelity bond (if requested)
                  c.    Underwriting contracts
                  d.    Distribution (12b-1) plans
                  e.    Administration contracts
                  f.    Accounting contracts
                  g.    Custody contracts
                  h.    Transfer agent and shareholder services contract

            2.    Filings
                  a.    N-SAR (semi-annual report)
                  b. N-1A (prospectus), post effective amendments and supplements ("stickers")
                  c.    24f-2 indefinite registration of shares
                  d.    Filing shareholder reports under 30b2-1
                  e.    Notify frequency capital gains under 19b-1
                  f.    Coordination of EDGAR filings

            3. Annual up-dates of biographical information and questionnaires for Directors and Officers (if requested)

            4.    Monitor money market funds under Rule 2A-7

      B.    Compliance - State "Blue Sky"
            Blue Sky (state registration)
                  a.    Registration shares (initial/renewal)
                  b.    Monitor sale shares over/under
                  c.    Report shares sold
                  d.    Filing of federal prospectus and contracts
                  e.    Filing annual and semi-annual reports with states

      C.    Compliance - Prospectus
            1.    Analyze and review portfolio reports from advisor regarding:
                  a.    compliance with investment objectives
                  b.    maximum investment by company/industry size

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
                                                            Schedule "A": Page 1
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      D.    Compliance - Other
            1.    Applicable state tax laws

II.   Corporate Business and Shareholder/Public Information

      A.    Directors/Management
            1.    Preparation of meetings
                  a.    Agendas - all necessary items of compliance
                  b.    Preparation of Board packages
                  c.    Assist with arranging and conducting meetings
                  d.    Prepare minutes (if requested)
                  e.    Keep attendance records (if requested)
                  f.    Maintain certain board records as requested

            2. Preparation and distribution of periodic operation reports to management

      B.    Coordinate Proposals for Service Agents
            1.    Suppliers
            2.    Printers
            3.    Fulfillment of literature requests
            4.    Underwriters

      C.    Maintain Corporate Calendars
            1.    General
            2.    Blue sky

      D.    Shareholder Meeting - maximum one per year
            1.    Preparation of Proxy
            2.    Conduct Meeting
            3.    Record ballot results

      E.    Maintain certain Corporate Files as requested

      F.    Release Corporate Information
            1.    To shareholders
            2.    To financial and general press
            3.    To industry publications
                  a.    distributions (dividends and capital gains)
                  b.    tax information
                  c.    changes to prospectus
                  d.    letters from management
                  e.    funds' performance

            4.    Respond to:
                  a.    financial press
                  b.    miscellaneous shareholder inquiries

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
                                                            Schedule "A": Page 2
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                  c.    industry questionnaires

            5.    Prepare, maintain and update monthly information manual

      F.    Communications to Shareholders
            1. Coordinate printing and distribution of annual and semi-annual reports and prospectus

III.  Financial and Management Reporting

      A.    Income and Expenses
            1.    Expense figures calculated and accrual levels set
            2.    Monitoring of expenses, accruals monthly
            3.    Approve and coordinate payment of expenses
            4. Projection of income and expenses (with regards to B(2)) - ex-date will determine if projection will apply
            5.    Calculation of advisory fee, 12b-1 fee
            6.    Calculation of average net assets

      B.    Distributions to Shareholders
            1. Calculations of dividends and capital gain distributions (in conjunction with the Fund and their auditors)
                  a.    compliance with income tax provisions
                  b.    compliance with excise tax provisions
                  c.    compliance with Investment Company Act of 1940

      C.    Financial Reporting
            1. Liaison between Fund management, independent auditors and printers for shareholder reports
            2.    Preparation of semi-annual and annual reports to shareholders
            3.    60-day delivery to SEC and shareholders
            4.    Preparation of semi-annual and annual NSAR's (financial data)

      D.    Subchapter M Compliance (monthly)
            1. Asset diversification test
            2. Short/short test
            3. Income Qualification Test

      E.    Other Financial Analyses
            1. Upon request from fund management, other budgeting and analyses can be constructed to meet a fund's specific needs (additional fees may apply)
            2.    Sales information, portfolio turnover (monthly)
            3. Work closely with independent auditors on return of capital presentation, excise tax calculation
            4.    Performance (total return) calculation (monthly)

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
                                                            Schedule "A": Page 3
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            5.    Analysis of interest derived from various Government
                  obligations (annual) (if interest income was distributed in a calendar year) for reporting to Shareholders

      F.    Review and Monitoring Functions (monthly)
            1. Review expense and reclassification entries to ensure proper update
            2. Perform various reviews to ensure accuracy of subscription/liquidation schedules, accounting (the monthly expense analysis)
            3.    Review all accruals and expenditures where applicable

      G. Preparation and distribution of monthly operational reports to management by 10th Business Day
            1.    Management Statistics (Recap)
                  - portfolio
                  - book gains/losses/per share
                  - net income, book income per share
                  - capital stock activity
                  - distributions
            2.    Performance Analysis
                  - total return
                  - monthly, year to date, average annual (1, 5, 10 yrs), 5 yr cumulative, since inception cumulative
            3.    Expense Analysis
                  - schedule
                  - expenses paid
                  - accrual monitoring
                  - advisory fee
            4.    Short-Short Analysis
                  - short-short income
                  - gross income (components)
            5.    Portfolio Turnover
                  - cost of purchases
                  - net proceeds of sales
                  - average market value
            6.    Asset Diversification Test
                  - gross assets
                  - non-qualifying assets
            7.    Activity Summary
                  - shares sold, redeemed and reinvested
                  - change in investment
            8.    Summary of Dividends paid for each Fund.

      H.    Provide rating agencies statistical data as requested
            (monthly/quarterly)

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.

                                                            Schedule "A": Page 4

      I.    Standard schedules for Board Package (quarterly)
            1.    Activity Summary (III-G-7 from above)
            2.    Other schedules can be provided (additional fees may apply)
            3.    Statistical Report

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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
                                                            Schedule "A": Page 5
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                                                                    SCHEDULE "B"

                      ADMINISTRATION SERVICES FEE SCHEDULE
                                       FOR
                      IAA TRUST ASSET ALLOCATION FUND, INC.

       This Fee Schedule is fixed for a period of three (3) years from the Effective Date as that term is defined in the Agreement.

I.    Administration Expense

      .0015          On the First      $ 50 Million of Average Net Assets
      .0010          On the Next       $ 50 Million of Average Net Assets
      .0005          Over              $100 Million of Average Net Assets

      The above fee schedule is applicable to total net assets of all four portfolios within the IAA Trust family of Funds. A minimum annual fee of $50,000 will be charged to the Growth Fund and a minimum annual fee of $80,000 applies in total to the group of four IAA Trust Funds. New portfolios added shall bear an annual minimum fee of $10,000.

II.   Out-of-Pocket Expenses

      The Fund(s) will reimburse Fund/Plan Services monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunications, special reports, all currently required tax return preparation ($3500 per year, total all Funds), record retention, script fees, stamp duty, special transportation costs as incurred, and copying and sending materials to auditors.

III.  Additional Services

      Activities of a non-recurring nature including but not limited to fund consolidations, mergers, acquisitions, reorganizations, the addition or deletion of a fund, and shareholder meetings/proxies, are not included herein, and will be quoted separately. To the extent the Asset Allocation Fund should decide to issue multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services or reports will be quoted upon request.


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     Administration Agreement between IAA Trust Asset Allocation Fund, Inc.
                          and Fund/Plan Services, Inc.
                                                                    Schedule "B"